Exhibit 24

POWER OF ATTORNEY

Know all by these presents that Egon Durban does hereby make, constitute and appoint each of Karen King and Justin Hamill, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, schedules, statements and other documents as may be required to be filed from time to time with the Securities and Exchange Commission with respect to (i) Form 144 under the Securities Act of 1933, as amended, and Rule 144 thereunder and (ii) Sections 13(d), 13(g), 13(f), 13(h) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, Schedule 13D, Schedule 13G, Form 13F, Form 13H, Form 3, Form 4 and Form 5 and amendments thereto.

This Power of Attorney shall not be deemed to revoke any prior power of attorney previously executed by the undersigned with respect to the matters described herein.

This Power of Attorney shall continue in full force and effect until the earlier of (i) its revocation in writing by the undersigned, (ii) the resignation, separation or termination of the undersigned as an employee of Silver Lake Technology Management, L.L.C. or its affiliates and (iii) with respect to each of the foregoing attorneys-in-fact and agents, (x) its revocation in writing by such attorney and agents, and (y) the resignation, separation or termination of such attorney and agent as an employee of Silver Lake Technology Management, L.L.C. or its affiliates. The undersigned acknowledges that Karen King and Justin Hamill are not assuming any of the undersigned's responsibilities to comply with Rule 144 under the Securities Act of 1933, as amended or Section 13 or 16 of the Securities Exchange Act of 1934, as amended.

06/02/2025

/s/ Egon Durban Name: Egon Durban